Exhibit 10.29

EMPLOYMENT AGREEMENT

Employment Agreement (“Agreement”) made and entered into as of October 12, 2015 by and between Intellect Neurosciences, Inc., a Delaware corporation with offices at 550 Sylvan Avenue, Suite 101, Englewood Cliffs, NJ 07632 (the “Company”), and Elliot Maza, an individual residing at 60 West 66th Street, Apt 32G, New York, NY 10023 (the “Executive”).

The Executive is being employed by the Company as Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer. The parties desire to enter into an employment agreement and to set forth herein the terms and conditions of the Executive’s continued employment by the Company and its subsidiaries.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and the mutual benefits to be derived here from, the Company and the Executive agree as follows:

1.           Employment.

(a)          Duties. The Company shall employ the Executive, on the terms set forth in this Agreement, as its Chairman of the Board of Directors, Chief Executive Officer and Chief Financial Officer. The Executive accepts such employment with the Company and shall perform and fulfill such duties as are assigned to him hereunder consistent with his status as a senior executive of the Company devoting his best efforts and a substantial portion of his time and attention to the performance and fulfillment of his duties and to the advancement of the interests of the Company, subject only to the direction, approvals, control and directives of the Company’s Board of Directors (the “Board”). Nothing contained herein shall be construed, however, to prevent the Executive from trading in or managing, for his own account and benefit, in stocks, bonds, securities, real estate, commodities or other forms of investments (subject to law and Company policy with respect to trading in Company securities). The Company further acknowledges and agrees that Executive may devote reasonable periods to other business activities and join community and civic boards so long as such activities and service do not, individually or in the aggregate, materially interfere with his duties to the Company, violate Section 8 below or pose a conflict of interest to his role as an Executive of this Company. Unless otherwise indicated by the context, the term “Company” shall include the Company and all its subsidiaries.

(b)          Place of Performance. In connection with his employment by the Company, the Executive shall be based at the Company’s principal place of business in New Jersey, except when required for travel on Company business.

2.           Term. The Executive’s employment under this Agreement shall commence as of August, 2015 (the “Commencement Date”) and shall, unless sooner terminated in accordance with the provisions hereof, continue uninterrupted until September, 2018 (“Term”). As used herein “Year” shall refer to a twelve month period ending December 31.

3.           Compensation.

(a)          Cash Compensation. Executive shall receive an annual “Base Salary” during the Term. The Base Salary shall be at the rate of $250,000 per annum with increases subject to a semi-annual review by the Board of Directors.

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(b)          Restricted Stock Award. As soon as practicable following execution of this Agreement, the Company shall grant to Executive restricted common stock or otherwise make available to Executive convertible preferred stock in an amount equal to five (5) percent of the Company’s total outstanding shares, taking into account only common shares currently outstanding. Executive shall be entitled to an additional grant of restricted stock each year during the Employment Term to the extent necessary for him to maintain a five (5) percent ownership interest in the Company after taking into account any transfers or sales of equity by Executive during each year.

(c)          Annual Bonus. Executive shall be eligible to receive an annual cash bonus based upon the performance of the Company, in the sole discretion of the Board (the “Annual Bonus”).

(d)          Sale Bonus. In consideration of Executive’s prior service to the Company and the service to be provided hereunder, in the event the Company consummates a Change in Control Transaction (defined below) during the Term, Executive shall receive a cash bonus in an amount equal to three (3) times the sum of Executive’s last annual Base Salary plus Annual Bonus (the “Sale Bonus”). In addition, immediately prior to a Change in Control Transaction, Executive shall be entitled to an additional grant of restricted stock to the extent necessary for him to obtain a five percent (5%) ownership interest in the Company on a fully diluted basis after taking into account any transfers or sales of equity by Executive during the year.

“Change in Control Transaction” means the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (A) a merger, consolidation, reorganization, or business combination or (B) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions; in a transaction in which the pre-transaction value of the Company on a fully diluted basis is not less than $20 million.

4.            Insurance.

(a)          Health Insurance and Other Benefits. During the Term, the Executive shall be entitled to all employee benefits generally offered by the Company to its executive officers and key management employees, including, without limitation, all pensions, profit sharing, retirement, stock option, salary continuation, deferred compensation, disability insurance, hospitalization insurance, major medical insurance, medical reimbursement, survivor income, life insurance or any other benefit plan or arrangement established and maintained by the Company, subject to the rules and regulations then in effect regarding participation therein.

(b)          Keyman Insurance. The Company may obtain keyman life insurance upon the life of the Executive in amounts to be determined from time to time by the Company.

5.           Expenses.

(a)          Reimbursement of Expenses. The Executive shall be reimbursed for all items of travel, entertainment and miscellaneous expenses that the Executive reasonably incurs in connection with the performance of his duties hereunder, provided the Executive submits to the Company such statements and other evidence supporting said expenses as the Company may reasonably require.

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(b)          Automobile Allowance. The Executive shall be reimbursed for the expenses of owning or leasing an automobile suitable for his position and consistent with Company practices, including the expenses of operating, insuring and parking such automobile, provided the Executive submits to the Company such statements and other evidence supporting such expenses as the Company may require.

6.           Vacation. The Executive shall be entitled to not less than four (4) weeks of vacation in any calendar year. Any unused vacation time in a year shall be accumulated and increase the amount of vacation time in subsequent years.

7.           Termination of Employment.

(a)          Death or Total Disability. In the event of the death of the Executive during the Term, this Agreement shall terminate as of the date of the Executive’s death. In the event of the Total Disability (as that term is defined below) of the Executive for sixty (60) days in the aggregate during any consecutive nine (9) month period during the Term, the Company shall have the right to terminate this Agreement by giving the Executive thirty (30) days’ prior written notice thereof, and upon the expiration of such thirty (30) day period, the Executive’s employment under this Agreement shall terminate. If the Executive shall resume his duties within thirty (30) days after receipt of such a notice of termination and continue to perform such duties for four (4) consecutive weeks thereafter, this Agreement shall continue in full force and effect, without any reduction in Base Salary and other benefits, and the notice of termination shall be considered null and void and of no effect. Upon termination of this Agreement under this Paragraph 7(a), the Company shall have no further obligations or liabilities under this Agreement, except to pay to the Executive’s estate or the Executive, as the case may be, (i) the portion, if any, that remains unpaid of the Base Salary for the Year in which termination occurred, but in no event less than six (6) months’ Base Salary; and (ii) the amount of any expenses reimbursable in accordance with Paragraph 4 above, and any automobile allowance due under Paragraph 5 above; and (iii) any amounts due under any Company benefit, welfare or pension plan. Except as otherwise provided by their terms, any stock options not vested at the time of the termination of this Agreement under this Paragraph 7(a) shall immediately become fully vested.

The term “Total Disability” as used herein, shall mean a mental or physical condition which in the reasonable opinion of an independent medical doctor selected by the Company renders the Executive unable or incompetent to carry out the material duties and responsibilities of the Executive under this Agreement at the time the disabling condition was incurred. In the event the Executive disagrees with such opinion, the Executive may, at his sole expense, select an independent medical doctor and, in the event that doctor disagrees with the opinion of the doctor selected by the Company, they shall select a third independent medical doctor, and the three doctors shall, by majority vote, determine whether the employee has suffered Total Disability. The expense of the third doctor shall be shared equally by the Company and the Executive. Notwithstanding the foregoing, if the Executive is covered under any policy of disability insurance under Paragraph 3(c) above, under no circumstances shall the definition of Total Disability be different from the definition of that term in such policy.

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(b)          Discharge for Cause. The Company may discharge the Executive for “Cause” upon notice and thereby immediately terminate his employment under this Agreement. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment if the Executive, in the reasonable judgment of the Company, (i) materially breaches any of his agreements, duties or obligations under this Agreement and has not cured such breach or commenced in good faith to correct such breach within thirty (30) days after notice; (ii) embezzles or converts to his own use any funds of the Company or any client or customer of the Company; (iii) converts to his own use or unreasonably destroys, intentionally, any property of the Company, without the Company’s consent; (iv) is convicted of a crime; (v) is adjudicated an incompetent; or (vi) is habitually intoxicated or is diagnosed by an independent medical doctor to be addicted to a controlled substance (any disagreement of Executive shall be resolved using the procedure provided in Paragraph 7(a) above).

(c)          Termination by Executive. Executive may terminate this Agreement for the failure by the Company to comply with the material provisions of this Agreement which failure is not cured within thirty (30) days after notice (“Good Reason”).

(d)          Severance upon Involuntary Termination or Voluntary Resignation with Good Reason. If Executive’s employment is terminated or Executive resigns for Good Reason, Executive shall be entitled to receive the additional benefits provided below:

(i)          Executive shall be entitled to receive severance pay in an amount equal to the sum of Executive’s Base Salary for the last 12 month period, at the annualized rate in effect on the termination date plus last Annual Bonus;

(ii)          any outstanding stock options or shares of restricted stock that are unvested shall vest and Executive shall have the right to exercise any vested stock options for the remainder of the exercise period; and

(iii)         continued participation in all medical, health and life insurance plans at the same benefit level at which he was participating on the date of the termination of his employment until the earlier of the end of six (6) months or the date, or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis).

Executive shall not be entitled to receive the Severance payment described in this paragraph if he is paid a Sale Bonus.

(e)          No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, not shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Executive as the result of his employment by another employer.

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8.           Restrictive Covenant.

(a)          Competition. As used herein “Company Business” shall mean any business which the Company is actively pursuing or actively considering while the executive was employed by the Company provided that upon termination or execution of this agreement the term “Company Business” shall refer to any arrangement or contract or relation of the Company or any subsidiary existing or actually pursued at the time of termination or expiration of the Agreement. The Executive undertakes and agrees that during the term of this Agreement and for a period of one year after the date of termination or expiration of this Agreement he will not compete, directly or indirectly, with respect to a Company Business or participate as a director, officer, employee, agent, consultant, representative or otherwise, or as a stockholder, partner or member of a joint venture, or have any direct or indirect financial interest, including, without limitation, the interest of a creditor, in any business competing with respect to a Company Business. Executive acknowledges that such prospects represent a corporate opportunity or are the property of the Company and Executive should have no rights with respect to such properties on projects. Executive further undertakes and agrees that during the term of the Agreement and for a period of one year after the date of termination or expiration of this Agreement he will not, directly or indirectly employ, cause to be employed, or solicit for employment any of Company’s or its subsidiaries’ employees. Notwithstanding the foregoing, the provisions of the Paragraph 7(a) shall not apply to termination by the Executive pursuant to Section 7(c) or by the Company without cause.

(b)          Scope of Covenant. Should the duration, geographical area or range or proscribed activities contained in Paragraph 8(a) above be held unreasonable by any court of competent jurisdiction, then such duration, geographical area or range of proscribed activities shall be modified to such degree as to make it or them reasonable and enforceable.

(c)          Non-Disclosure of Information.

(i)          The Executive shall (i) never, directly or indirectly, disclose to any person or entity for any reason, or use for his own personal benefit, any “Confidential Information” (as hereinafter defined) either during his employment with the Company or following termination of that employment for any reason (ii) at all times take all precautions necessary to protect from loss or disclosure by him of any and all documents or other information containing, referring or relating to such Confidential Information, and (iii) upon termination of his employment with the Company for any reason, the Executive shall promptly return to the Company any and all documents or other tangible property containing, referring or relating to such Confidential Information, whether prepared by him or others.

(ii)          Notwithstanding any provision to the contrary in this Paragraph 8(c), this paragraph shall not apply to information which the Executive is called upon by legal process regular on its face (including, without limitation, by subpoena or discovery requirement) to disclose or to information which has become part of the public domain or is otherwise publicly disclosed through no fault or action of the Executive.

(iii)          For purposes of this Agreement, “Confidential Information” means any information relating in any way to the business of the Company disclosed to or known to the Executive as a consequence of, result of, or through the Executive’s employment by the Company which consists of technical and nontechnical information about the Company’s products, processes, computer programs, concepts, forms, business methods, data, any and all financial and accounting data, marketing, customers, customer lists, and services and information corresponding thereto acquired by the Executive during the term of the Executive’s employment by the Company. Confidential Information shall not include any of such items which are published or are otherwise part of the public domain, or freely available from trade sources or otherwise.

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(iv)          Upon termination of this Agreement for any reason, the Executive shall turn over to the Company all tangible property then in the Executive’s possession or custody which belongs or relates to the Company. The Executive shall not retain any copies or reproductions of computer programs, correspondence, memoranda, reports, notebooks, drawings, photographs, or other documents which constitute Confidential Information.

9.           Arbitration.

(a)          Any and all other disputes, controversies and claims arising out of or relating to this Agreement, or with respect to the interpretation of this Agreement, or the rights or obligations of the parties and their successors and permitted assigns, whether by operation of law or otherwise, shall be settled and determined by arbitration in New York City, New York pursuant to the then existing rules of the American Arbitration Association (“AAA”) for commercial arbitration.

(b)          In the event that the Executive disputes a determination that Cause exists for terminating his employment hereunder pursuant to Paragraph 7(b), or the Company disputes the determination that Good Reason exists for the Executive’s termination of this Agreement pursuant to Paragraph 7(c), either party disputing this determination shall serve the other with written notice of such dispute (“Dispute Notice”) within thirty (30) days after the date the Executive is terminated for Cause or the date the Executive terminates this Agreement for Good Reason. Within fifteen (15) days thereafter, the Executive or the Company, as the case may be, shall, in accordance with the Rules of the AAA, file a petition with the AAA for arbitration of the dispute, the costs thereof to be shared equally by the Executive and the Company unless an order of the AAA provides otherwise. If the Executive serves a Dispute Notice upon the Company, an amount equal to the portion of the Base Salary Executive would be entitled to receive hereunder shall be placed by the Company in an interest-bearing escrow account mutually agreeable to the parties or the Company shall deliver an irrevocable letter of credit for such amount plus interest containing terms mutually agreeable to the parties. If the AAA determines that Cause existed for the termination, the escrowed funds and accrued interest shall be paid to the Company. However, in the event the AAA determines that the Executive was terminated without Cause or that Executive resigned for Good Reason, the escrowed funds and accrued interest shall be paid to the Executive.

(c)          Any proceeding referred to in Paragraph 9(a) or (b) shall also determine Executive’s entitlement to legal fees as well as all other disputes between the parties relating to Executive’s employment.

(d)          The parties covenant and agree that the decision of the AAA shall be final and binding and hereby waive their right to appeal therefrom.

10.          Indemnity. The Company shall indemnify and hold Executive harmless from all liability to the full extent permitted by the laws of its state of incorporation.

11.         Code Section 409A.

(a)          The provisions of Section 7 of this Agreement are not intended to provide for any deferral of compensation subject to Section 409A of the Internal Revenue Code, as amended (the “Code”) and, accordingly, the severance payments payable under Sections 7(d)(i) shall be paid in accordance with such provisions, but in no event later than the later of: (A) the fifteenth (15th) day of the third month following Executive’s first taxable year in which such severance benefit is no longer subject to a substantial risk of forfeiture, and (B) the fifteenth (15th) day of the third month following first taxable year of the Company in which such severance benefit is no longer subject to substantial risk of forfeiture, as determined in accordance with Code Section 409A and any Treasury Regulations and other guidance issued thereunder. To the extent applicable, this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder.

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(b)          If the Executive is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of the Executive’s Separation from Service, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 11(b) shall be paid or distributed to Executive in a lump sum on the earlier of (A) the date that is six (6) months following Executive’s Separation from Service, (B) the date of Executive’s death or (C) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(c)          To the extent applicable, this Agreement shall be interpreted in accordance with the applicable exemptions from Section 409A of the Code. If Executive and the Company determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, Executive and the Company agree to amend this Agreement, or take such other actions as Executive and the Company deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code and the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code.

(d)          Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(e)          In the event that the amounts payable under Sections 7(d)(1) are subject to Section 409A of the Code and the timing of the delivery of Executive’s release could cause such amounts to be paid in one or another taxable year, then notwithstanding the payment timing set forth in such sections, such amounts shall not be payable until the later of (A) the payment date specified in such Section or (B) the first business day of the taxable year following Executive’s Separation from Service.

11.          Miscellaneous.

(a)          Notices. Any notice, demand or communication required or permitted under this Agreement shall be in writing and shall either be hand-delivered to the other party or mailed to the addresses set forth below by registered or certified mail, return receipt requested or sent by overnight express mail or courier or facsimile to such address, if a party has a facsimile machine. Notice shall be deemed to have been given and received when so hand-delivered or after three (3) business days when so deposited in the U.S. Mail, or when transmitted and received by facsimile or sent by express mail properly addressed to the other party. The addresses are:

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To the Company:

Intellect Neurosciences, Inc.

550 Sylvan Avenue, Suite 101,

Englewood Cliffs, NJ 07632

Attention: Chief Executive Officer

To the Executive:

Elliot Maza,

60 West 66th Street, Apt 32G

New York, NY 10023

The foregoing addresses may be changed at any time by notice given in the manner herein provided.

(b)          Integration; Modification. This Agreement constitutes the entire understanding and agreement between the Company and the Executive regarding its subject matter and supersedes all prior negotiations and agreements, whether oral or written, between them with respect to its subject matter. This Agreement may not be modified except by a written agreement signed by the Executive and a duly authorized officer of the Company.

(c)          Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

(d)          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, including and their respective heirs, executors, successors and assigns, except that this Agreement may not be assigned by the Executive.

(e)          Waiver of Breach. No waiver by either party of any condition or of the breach by the other of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one (1) or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition, or the breach of any other term or covenant set forth in this Agreement. Moreover, the failure of either party to exercise any right hereunder shall not bar the later exercise thereof with respect to other future breaches.

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(f)          Governing Laws. This Agreement shall be governed by the internal laws of the State of New York.

(g)          Headings. The headings of the various sections and paragraphs have been included herein for convenience only and shall not be considered in interpreting this Agreement.

(h)          Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(i)          Due Authorization. The Company represents that all corporate action required to authorize the execution, delivery and performance of this Agreement has been duly taken.

IN WITNESS WHEREOF, this Agreement has been executed by the Executive and, on behalf of the Company, by its duly authorized officer on the day and year first above written.

INTELLECT NEUROSCIENCES, INC

By:	/s/ Isaac Onn

Name:	Isaac Onn
Title:	Director

EXECUTIVE

/s/ ELLIOT MAZA

Name:	Elliot Maza
Title:	Chief Executive Officer

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